Exhibit 10.41

NINETEENTH AMENDMENT TO

GENERAL CREDIT AND SECURITY AGREEMENT

(A Fifteenth Amendment does not exist)

THIS AGREEMENT, dated and effective as of June 21, 2007, between SPECTRUM Commercial Services Company, a Minnesota Corporation, having its mailing address and principal place of business at Two Appletree Square, Suite 415, Bloomington, Minnesota 55425 (herein called “Lender” or “SCS”), and Appliance Recycling Centers of America, Inc., a Minnesota corporation, having the mailing address and principal place of business at 7400 Excelsior Boulevard, Minneapolis, MN 55426, (herein called “Borrower”), amends that certain General Credit and Security Agreement dated August 30, 1996, (“Credit Agreement”) as amended.  Where the provisions of this Agreement conflict with the Credit Agreement, the intent of this Agreement shall control.

1.               The definition of “Maximum Principal Amount” under paragraph 2 of the Credit Agreement is hereby deleted and replaced with the following:

Maximum Principal Amount shall mean, at any date, Twelve Million and No/100ths Dollars ($12,000,000).

2.               Paragraph 5 entitled “Interest” is hereby deleted and replaced with the following:

5.                                      Interest.  Borrower agrees to pay interest on the outstanding principal amount of the Note, at the close of each day at a fluctuating rate per annum (computed on the basis of actual number of days elapsed and a year of 360 days) which is at all times equal to Two Percent (2.00%) in excess of the Prime Rate; each change in such fluctuating rate caused by a change in the Prime Rate to occur simultaneously with the change in the Prime Rate (the “Initial Rate”);  provided, however, that (i) in no event shall the Initial Rate, the Adjusted Rate or the Re-adjusted rate in effect hereunder at any time be less than 7.5% per annum; (ii) interest payable hereunder with respect to each calendar month shall not be less than $58,000.00 regardless of the amount of loans, Advances or other credit extensions that actually may have been outstanding during the month, and (iii) interest shall continue to accrue hereunder until all Obligations have been paid in full..  Interest accrued through the last day of each month will be due and payable to Lender on the next Monthly Payment Date.  Interest shall also be payable on the Maturity Date or on any earlier Termination Date.  Interest accrued after the Maturity Date or earlier Termination Date shall be payable on Demand.  Interest may be charged to Borrower’s loan account as an Advance at Lender’s option, whether or not Borrower then has the right to obtain an Advance pursuant to the terms of this Agreement.

In the event Borrower earns Net Profit in any fiscal year of at least One Million Dollars ($1,000,000.00) and evidences such profit by delivering to Lender the Periodic Financial Report for that period that reflects the required Net Profit, and provided no Event of Default exists or has occurred, then upon Borrower’s written request, the Initial Rate shall be reduced to One and 50/100ths percent (1.50%) in excess of the Prime Rate (the “Adjusted Rate”) commencing with the next scheduled Monthly Payment Date following Lender’s receipt of both Borrower’s written request and the Periodic Financial Report.

Notwithstanding the foregoing, after an Event of Default, the Note shall bear interest until paid at 5% per annum in excess of the rate otherwise then in effect, which rate shall continue to vary based on further changes in the Prime Rate; provided, however, that after an Event of Default, (i) in no event shall the interest rate in effect under the Note at any time be less than 12.5% per annum; (ii) interest payable under the Note with respect to each calendar month shall not be less than $86,000.00 regardless of the amount of loans, Advances or other credit extensions that actually may have been outstanding during the month, and (iii) interest shall continue to accrue hereunder until all Obligations have been paid in full..  (The Initial Rate, the Adjusted Rate and the Re-adjusted Rate in effect either before or after an Event of Default is referred to herein collectively as the “Interest Rate”).  The undersigned shall also pay a late fee equal to 10% of any payment under the Note that is more than 10 days past due.

3.               The definition of “Borrowing Base” appearing in Paragraph 2 is amended in its entirety to read as follows:

(i) Eighty percent (80%) of the net amount of Eligible Receivables or such greater or lesser percentage as Lender, in its sole discretion, shall deem appropriate, plus

(ii) The lesser of:  (x) Twenty Five percent (25%) of the net amount of Eligible Inventory (excluding Eligible Whirlpool Inventory and Eligible Scratch and Dent Inventory), plus Fifty percent (50%) of the net amount of Eligible Scratch and Dent Inventory, plus Eighty percent (80%) of the net amount of Eligible Whirlpool Inventory; or (y) Ten Million and No/100ths Dollars ($10,000,000), minus

(iii) Twenty percent (20%) of the amount of issued but unpaid financing authorizations issued by Lender in favor of Whirlpool Corporation; minus

(iv) Fifty percent (50%) of the amount of issued but unpaid financing authorizations issued by Lender in favor of General Electric Company, GE Appliances or any other company.

(v) Notwithstanding the above, any of the percentages and/or dollar amounts described in this definition of Borrowing Base may be increased or decreased, in any amount, which Lender, in its sole and absolute discretion, deems appropriate.  In addition, it should be noted that Lender reserves the right, in its sole discretion, to establish additional availability reserves for any reason, including but not limited to providing for liabilities for personal property and other taxes.

4.               Paragraph 23 is hereby deleted and replaced with the following:

23. Termination.  Subject to the automatic termination of Borrower’s ability to obtain additional Advances or credit extensions under this Agreement upon the occurrence of certain Events of Default, and further subject to Lender’s right to terminate Borrower’s ability to obtain additional credit extensions and Advances under this Agreement upon the occurrence of other Events of Default or upon demand, the term of this Agreement shall end on the Termination Date provided, however, that

Borrower may terminate this Agreement at any earlier time upon sixty days prior written notice.

In the event of the termination of this Agreement and repayment of all of the Obligations at any time prior to the then current Maturity Date, for any reason, including but not limited to (a) termination by Lender after the occurrence of an Event of Default, (b) sale of Collateral by Lender, Borrower or any third party, (c) sale of Collateral in any Insolvency Proceeding, (iv) restructure, reorganization, compromise, or repayment of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, arrangement, or repayment in any Insolvency Proceeding, (d) the use of new or replacement financing or capital to repay the Obligations, or (e) the contraction, winddown or cessation of business by Borrower, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Lender or profits lost by Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Lender, Borrower shall pay a “Prepayment Fee” to Lender equal to one percent of the Maximum Principal Amount.  On the Termination Date, all obligations arising under this Agreement shall become immediately due and payable without further notice or demand.  Lender’s rights with respect to outstanding Obligations owing on or prior to the Termination Date will not be affected by termination and all of said rights including (without limitation) Lender’s Security Interest in the Collateral existing on such Termination Date or acquired by Borrower thereafter, and the requirements of this Agreement that Borrower furnish schedules and confirmatory assignments of Receivables and Inventory and turn over to Lender all full and partial payments thereof shall continue to be operative until all such Obligations have been duly satisfied.

5.               The definition of “Maturity Date” appearing in Paragraph 2 is amended in its entirety to read as follows:

“Maturity Date” shall mean December 31, 2010, provided, however, that the then current Maturity Date shall be extended by succeeding periods of 12 calendar months without notice to or action by either Borrower or Lender, provided further however, that such extension shall not occur if: (i) Lender has notified Borrower of an Event of Default that has occurred and is continuing, or (ii) this Agreement has previously terminated as provided in the paragraph entitled “Termination”, or (iii) Lender has, in its sole and absolute discretion, demanded payment of amounts owed hereunder, or (iv) Borrower or Lender have notified the other of the intention not to renew at least sixty days prior to the then current Maturity Date and thereafter no extension shall occur.

6.               Paragraph 17(o) is hereby deleted. [regarding pledge of the $300,000 account]

7.               Paragraph 17(p) is hereby deleted. [regarding the requirement of hiring a Chief Financial Officer]

8.               Subparagraph 18(a) is hereby deleted and replaced with the following:

Without Lender’s consent, expend or contract to expend an aggregate in excess of $250,000 for fixed assets in any fiscal year, whether by way of purchase, lease, or otherwise, and whether payable currently or in the future.  For purposes of this paragraph, “fixed assets” include property and assets deemed “fixed assets” according to GAAP, whether tangible or intangible (including but not limited to software development and acquisition costs) but fixed assets shall expressly not include leasehold improvements.

9.               Paragraph 4(b) is hereby deleted and replaced with the following:

(b) In order to obtain an Advance, Borrower shall give written notice to Lender, by no later than 11:00 a.m. (Minneapolis time) on the business day the requested Advance is to be made.  Lender, shall make such Advance by transferring the amount thereof in immediately available funds for credit to Borrower’s account at Associated Bank Minnesota, NA (other than a payroll account) or other bank approved by Lender, as specified in such notice.  Lender’s customary fees for making such advance will apply.  It is also noted that “next day wires”/ACH transfers will be posted as a loan Advance on the day released to the ACH transfer system by Lender with the understanding that funds may not be received in Borrower’s account until the next business day or later.  At the request of Lender, Borrower shall confirm in writing any telephonic notice.

10.         The Lender will now require that all cash receipts are directed to Lender for application to the Obligations.  Retail proceeds, deposited into local banks, will then be directed from the local bank to Lender’s account.  Credit card proceeds will likewise be directed to Lender’s account.  Toward this end, Paragraph 7(c) is hereby deleted and replaced with the following:

All full and partial customer payments and any other cash collections from whatever source whatsoever, whether or not arising from the sale, collection or other disposition of Collateral (whether or not in the ordinary course of business), including but not limited to the collection of accounts receivable in the ordinary course of business and the sale of inventory or services for cash, shall immediately be delivered by Borrower to Lender in their original form (except for endorsement where necessary) and uncashed (in the case of checks or other documents).  Borrower shall direct all customers, credit card processors and other remitters of payments to mail payments to Lender’s post office box or other lockbox or to direct electronic funds to Lender’s bank account directly (eg: ACH transfers, wire transfers etc.)  In the case of retail sales, cash proceeds will be deposited in a local bank account and subsequently transferred to Lender.  (All such local bank accounts will be subject to an account control agreement in favor of Lender.)  Within 90 days of the date hereof, at least ninety percent (95%) of the aggregate dollars paid to or on behalf of Borrower shall be received in Lender’s post office box, lockbox, or bank account directly from the payors and the local bank accounts.  Until such payments are so delivered to Lender (or Lender’s account or lockbox), such payments which nonetheless come into possession of Borrower shall be held in trust by Borrower for and as Lender’s property and shall not be commingled with any funds of Borrower or otherwise negotiated.  All cash collections received by Lender will be credited to Borrower’s loan account (subject to final collection thereof) after three Business Days, or longer as required by Lender’s bank to fully and finally collect the funds represented by checks or other instruments.  Collections received by Lender after 11:00 am Central Time in Minneapolis will be deemed received on the next Business Day.

11.         Paragraph 17(q) is hereby added as follows:

Borrower shall use its diligent and best efforts to obtain the written agreement of each of its lessors of any leased real property on a landlord’s agreement in form and substances satisfactory to Lender.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM COMMERCIAL SERVICES COMPANY	APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By	By
Steven I. Lowenthal, Co-CEO	Edward R. Cameron, CEO

REAFFIRMATION

Of Edward R. Cameron

The undersigned, Edward R. “Jack” Cameron, hereby reaffirms all of the terms of the Support Agreement issued by him in favor of SPECTRUM Commercial Services Company (including its participants and assigns) and dated as of December 29, 2004, and acknowledges that such agreement is in full force and effect according to its terms.  The undersigned understands and acknowledges that this Reaffirmation is required by SPECTRUM Commercial Services Company as a condition to the execution of the Seventeenth Amendment to the General Credit and Security Agreement between Appliance Recycling Centers of America, Inc. and SPECTRUM Commercial Services Company.

Dated as of: June , 2007
Edward R. Cameron